Exhibit 99.1

New York Community Bancorp, Inc. Reports 1Q 2015 Diluted Non-GAAP Cash Earnings Per Share of $0.29 (1) and Diluted GAAP Earnings Per Share of $0.27

Board of Directors Declares $0.25 per Share Quarterly Cash Dividend

First Quarter 2015 Highlights

  Solid Earnings and Returns:
  - The Company generated first quarter GAAP earnings of $119.3 million, providing a 1.04% return on average tangible assets and a 14.32% return on average tangible stockholders’ equity. (2)
  Strong Loan Production:
  - Loans originated for investment totaled $2.7 billion, including $1.7 billion of multi-family loans.
  - Loans originated for sale rose $517.5 million linked-quarter to $1.5 billion.
  Superior Asset Quality:
  - Non-performing non-covered assets represented 0.29% of total non-covered assets at 3/31/2015.
  - Non-performing non-covered loans represented 0.19% of total non-covered loans at that date.
  Increased Net Interest Income and Margin:
  - Net interest income rose $9.1 million sequentially to $292.8 million.
  - The Company’s net interest margin rose seven basis points sequentially to 2.68%.
  - Prepayment penalty income rose $8.3 million linked-quarter to $30.1 million and contributed 28 basis points to the margin in 1Q 2015.
  Strategic Balance Sheet Management:
  - Assets declined $307.5 million from the year-end 2014 balance to $48.3 billion at 3/31/2015.
  - Primarily reflecting participations, loans sold totaled $553.3 million in 1Q 2015.
  Continued Deposit Growth:
  - Deposits rose to $28.9 billion over the course of the quarter, reflecting an annualized growth rate of 8.5%.
  Strong Efficiency:
  - The efficiency ratio was 45.00% in 1Q 2015. (3)
  Solid Capital Measures:
  - Excluding accumulated other comprehensive loss, net of tax (“AOCL”), tangible stockholders’ equity represented 7.42% of tangible assets at 3/31/2015. (2)

WESTBURY, N.Y.--(BUSINESS WIRE)--April 29, 2015--New York Community Bancorp, Inc. (NYSE:NYCB) (the “Company”) today reported GAAP earnings of $119.3 million, or $0.27 per diluted share, for the three months ended March 31, 2015, as compared to $131.2 million, or $0.30 per diluted share, in the trailing quarter and $115.3 million, or $0.26 per diluted share, in the year-earlier three months.

The Company also reported cash earnings of $129.0 million, or $0.29 per diluted share, for the current first quarter, which contributed an additional $9.7 million to tangible stockholders’ equity at March 31st. (1)(2)

_______________

Please Note: Footnotes are located on the last page of text. As further discussed in the footnotes, “cash earnings,” “tangible assets,” “average tangible assets,” “tangible stockholders’ equity,” “average tangible stockholders’ equity,” and the related measures are all non-GAAP financial measures.

Commenting on the Company’s strong financial results, President and Chief Executive Officer Joseph R. Ficalora stated, “We are very pleased with our first quarter 2015 performance, which was highlighted by the linked-quarter growth of our net interest income and margin, the exceptional quality of our assets, and the effective management of our balance sheet.

“Largely reflecting an increase in property transactions, prepayment penalty income rose $8.3 million sequentially, to $30.1 million, and added 28 basis points to our margin in the first quarter of this year. As a result, our net interest income rose $9.1 million to $292.8 million, and our margin rose seven basis points to 2.68%.

“Our measures of asset quality were also worthy of mention. At the end of March, non-performing non-covered assets represented 0.29% of total non-covered assets, and non-performing non-covered loans represented 0.19% of total non-covered loans. In addition, we’ve now had net recoveries for four consecutive quarters, bringing the twelve-month total to $1.3 million.

“We also achieved our objective of maintaining our assets below the current SIFI threshold; in fact, our assets fell $307.5 million to $48.3 billion at the end of March. While calls of securities contributed to the reduction, the three-month decline was largely due to the sale of loans. Consistent with the strategy we talked about early in the first quarter, we sold $553.3 million of loans—including $410.5 million of multi-family—while clearly retaining our dominant role in our primary lending niche. Notwithstanding the sale of such loans, which was largely through participations, multi-family loans accounted for $23.5 billion of our quarter-end loans held for investment—and for $1.7 billion of the loans we produced in the first three months of this year.

“I would also note that during this time, despite the decline in assets, we generated solid earnings of $119.3 million, or $0.27 per diluted share.”

Board of Directors Declares $0.25 per Share Dividend Payable on May 22, 2015

“In view of our earnings and capital strength, the Board of Directors last night declared our 45th consecutive quarterly cash dividend of $0.25 per share. The dividend will be payable on May 22, 2015 to shareholders of record as of May 11th,” Mr. Ficalora said.

Balance Sheet Summary

The Company recorded total assets of $48.3 billion at March 31, 2015, a $307.5 million reduction from the balance at December 31st. Total loans accounted for $35.7 billion, or 74.0%, of the current quarter-end balance, while total securities accounted for $7.0 billion, or 14.4%.

Loans

Covered Loans

Primarily reflecting repayments, covered loans (i.e., the loans acquired in the Company’s FDIC-assisted transactions) fell $87.2 million from the year-end 2014 balance to $2.3 billion, representing 6.6% of total loans, at the end of March. In the three months ended March 31, 2015, accretion on the covered loan portfolio was $35.6 million, as compared to $35.9 million and $34.7 million, respectively, in the three months ended December 31, and March 31, 2014.

Non-Covered Loans Held for Investment

Non-covered loans held for investment totaled $33.0 billion at the close of the current first quarter, a $12.6 million reduction from the balance at December 31st.

The following table summarizes the Company’s production of loans held for investment in the three months ended March 31, 2015, December 31, 2014, and March 31, 2014:

	For the Three Months Ended
	March 31,	December 31,	March 31,
(in thousands)	2015	2014	2014
Mortgage Loans Originated for Investment:
Multi-family	$1,674,446	$1,879,470	$1,946,585
Commercial real estate	610,874	417,715	472,673
One-to-four family	788	24,525	85,209
Acquisition, development, and construction	70,794	17,351	55,929
Total mortgage loans originated for investment	$2,356,902	$2,339,061	$2,560,396
Other Loans Originated for Investment:
Specialty finance	$230,670	$296,310	$104,941
Other commercial and industrial	91,501	89,894	151,034
Other	1,676	1,386	1,584
Total other loans originated for investment	$323,847	$387,590	$257,559
Total loans originated for investment	$2,680,749	$2,726,651	$2,817,955

Multi-family loans represented $23.5 billion of loans held for investment at the end of the current first quarter, reflecting a $381.3 million decrease from the balance at December 31st. In addition to the modest decline in originations, the decline in multi-family loans reflects an increase in property transactions and refinancing activity (which resulted in higher prepayment penalty income), and the sale of $410.5 million of multi-family loans.

Commercial real estate ("CRE") loans represented $7.8 billion of loans held for investment at the end of the current first quarter, a $188.6 million increase from the balance at December 31st. While originations of CRE loans rose sequentially and year-over-year, the growth of the portfolio was partially offset by the sale of $97.6 million of CRE loans in the first three months of 2015.

The following table provides additional information about the Company’s multi-family and CRE loan portfolios at March 31, 2015 and December 31, 2014:

(dollars in thousands)	March 31, 2015		December 31, 2014
Multi-Family Loan Portfolio:
Loans outstanding	$23,467,737		$23,849,038
Percent of total held-for-investment loans	71.1%		72.2%
Average loan size	$4,894		$5,001
Expected weighted average life	2.6	years	3.0	years

Commercial Real Estate Loan Portfolio:
Loans outstanding	$7,825,643		$7,637,061
Percent of total held-for-investment loans	23.7%		23.1%
Average loan size	$5,175		$4,991
Expected weighted average life	3.2	years	3.2	years

Also included in the March 31st balance of loans held for investment were acquisition, development, and construction (“ADC”) loans, which rose $50.3 million sequentially to $308.1 million; one-to-four family loans, which fell $33.9 million sequentially to $105.1 million; and other loans, which rose $163.7 million sequentially to $1.3 billion. Included in other loans at the end of March were specialty finance loans and leases of $633.6 million, reflecting a modest linked-quarter increase, and other commercial and industrial (“C&I”) loans of $628.5 million, reflecting a $151.9 million linked-quarter rise. The latter increase largely reflects the transfer of certain other C&I loans in the amount of $158.5 million from “held for sale” to “held for investment” in the first quarter of this year.

Non-Covered Loans Held for Sale

Non-covered loans held for sale totaled $351.5 million at the end of the current first quarter, a $27.9 million reduction from the balance at December 31st. All of the Company’s loans held for sale were one-to-four family loans at March 31st.

In the three months ended March 31, 2015, the volume of loans originated for sale totaled $1.5 billion, exceeding the volume produced in the trailing and year-earlier quarters by $517.5 million and $855.4 million, respectively. The increase in the production of one-to-four family loans held for sale was largely due to the lower level of residential mortgage interest rates in the first three months of this year.

In the first quarter of 2015, the average balance of loans held for sale was $593.0 million, as compared to $738.5 million and $230.6 million, respectively, in the trailing and year-earlier three months.

Pipeline

The Company currently has a loan pipeline of approximately $3.4 billion, including loans held for investment of approximately $2.2 billion and one-to‐four family loans held for sale of approximately $1.2 billion.

Asset Quality

The following discussion pertains only to the Company's portfolio of non-covered loans held for investment (excluding purchased credit-impaired loans) and non-covered other real estate owned ("OREO").

The Company’s asset quality reflected continued improvement in the three months ended March 31, 2015:

  Non-performing non-covered assets totaled $133.4 million at the end of the current first quarter, a $5.5 million decrease from the balance at December 31st. Partly reflecting the transfer of a non-performing multi-family loan to OREO, non-performing loans declined $13.9 million during this time to $63.1 million, offsetting the impact of an $8.4 million increase in OREO to $70.3 million.
  Non-performing non-covered assets represented 0.29% of total non-covered assets at the end of the current first quarter, while non-performing non-covered loans represented 0.19% of total non-covered loans. At December 31, 2014, the respective measures were 0.30% and 0.23%.

  The Company recorded net recoveries of $766,000 and $113,000, respectively, in the three months ended March 31, 2015 and December 31, 2014, in contrast to net charge-offs of $2.6 million in the first quarter of last year.

The following table summarizes the Company’s non-performing non-covered loans and assets at March 31, 2015, December 31, 2014, and March 31, 2014:

(in thousands)	March 31, 2015	December 31, 2014	March 31, 2014
Non-Performing Non-Covered Assets:
Non-accrual non-covered mortgage loans:
Multi-family	$18,779	$31,089	$68,012
Commercial real estate	23,698	24,824	27,014
One-to-four family	11,270	11,032	9,640
Acquisition, development, and construction	654	654	2,328
Total non-accrual non-covered mortgage loans	54,401	67,599	106,994
Other non-accrual non-covered loans	8,696	9,351	6,385
Total non-performing non-covered loans	$63,097	$76,950	$113,379
Non-covered other real estate owned	70,311	61,956	70,655
Total non-performing non-covered assets	$133,408	$138,906	$184,034

The following table presents the Company's asset quality measures at or for the three months ended March 31, 2015, December 31, 2014, and March 31, 2014:

	March 31, 2015	December 31, 2014	March 31, 2014
Non-performing non-covered loans to total
non-covered loans	0.19%	0.23%	0.37%
Non-performing non-covered assets to total
non-covered assets	0.29	0.30	0.41
Net charge-offs during the period to average loans
during the period (non-annualized)	(0.00)	(0.00)	0.01
Allowance for losses on non-covered loans to non-
performing non-covered loans	225.32	181.75	122.92
Allowance for losses on non-covered loans to total
non-covered loans	0.43	0.42	0.45

Loans 30 to 89 days past due totaled $6.8 million at the end of the current first quarter, a $569,000 increase from the balance recorded at December 31, 2014. While multi-family and CRE loans 30 to 89 days past due rose $1.1 million and $1.8 million, respectively, over the course of the quarter, the impact was largely offset by reductions in the balances of one-to-four family and other loans 30 to 89 days past due. The net effect of the increase in loans 30 to 89 days past due and the decline in non-performing assets was a $4.9 million reduction in total delinquencies at March 31, 2015.

Securities

Securities represented $7.0 billion, or 14.4%, of total assets at the end of the current first quarter, a $135.9 million reduction from the balance at December 31st. The linked-quarter decline was attributable to repayments and, to a lesser extent, calls of securities. At March 31st, government-sponsored enterprise (“GSE”) obligations represented 95.5% of total securities, consistent with the percentage at the end of 2014.

Securities held to maturity accounted for $6.8 billion, or 97.5%, of total securities at the end of the current first quarter, and were down $137.8 million from the balance at December 31st. Available-for-sale securities accounted for the remaining $175.7 million of the March 31st balance, and were up $1.9 million from the balance at year-end.

Funding Sources

Reflecting the Company’s deposit-gathering efforts, deposits rose $602.7 million from the December 31st balance to $28.9 billion at March 31st. Reflecting both deposit growth and the decline in total assets, deposits represented 60.0% of total assets at the end of the current first quarter, as compared to 58.3% of total assets at the end of 2014.

The linked-quarter rise in deposits was primarily due to a $646.8 million increase in savings accounts to $7.7 billion, together with a $448.2 million rise in non-interest-bearing accounts to $2.8 billion. NOW and money market accounts also rose during this time, by $79.9 million, to $12.6 billion at March 31st. The benefit of these increases was partly offset by a $572.2 million decline in certificates of deposit (“CDs”) to $5.8 billion.

During this time, borrowed funds fell $962.1 million to $13.3 billion, reflecting a like decline in wholesale borrowings to $12.9 billion. Borrowed funds represented 27.5% of total assets at the end of the current first quarter, a reduction from 29.3% at the end of 2014.

Stockholders’ Equity

Stockholders’ equity totaled $5.8 billion at the end of the current first quarter, a $13.0 million increase from the balance recorded at December 31st. Excluding goodwill and core deposit intangibles (“CDI”) from the respective balances, tangible stockholders’ equity rose $14.6 million to $3.4 billion at March 31st. (2)

Reflecting the new capital rules under Basel III that took effect on January 1, 2015, the regulatory capital ratios for both New York Community Bank and New York Commercial Bank continued to exceed the federal requirements for “well capitalized” classification, as indicated in the table on the last page of this release.

Earnings Summary for the Three Months Ended March 31, 2015

The Company generated GAAP earnings of $119.3 million in the current first quarter, as compared to $131.2 million in the trailing quarter and $115.3 million in the first quarter of 2014. The respective amounts were equivalent to $0.27, $0.30, and $0.26 per diluted share.

Net Interest Income

Net interest income rose $9.1 million sequentially and $8.6 million year-over-year to $292.8 million in the three months ended March 31, 2015. The linked-quarter rise was the net effect of a $6.1 million increase in interest income to $428.9 million and a $3.0 million reduction in interest expense to $136.1 million. The year-over-year increase was the net effect of a $13.6 million increase in interest income and a $5.0 million increase in interest expense. Although the Company’s net interest margin dropped four basis points year-over-year, it rose seven basis points linked-quarter, to 2.68% in the first quarter of 2015.

The following factors contributed to the linked-quarter increases in net interest income and net interest margin:

  Prepayment penalty income contributed $30.1 million to net interest income in the current first quarter, up $8.3 million from the level recorded in the fourth quarter of 2014. The increase was largely attributable to an increase in property transactions and refinancing activity in the Company’s multi-family lending niche. Similarly, prepayment penalty income contributed 28 basis points to the Company’s current first-quarter margin, as compared to 20 basis points in the fourth quarter of last year. Absent the contributions of prepayment penalty income in the respective quarters, the margin would have declined one basis point in the first quarter of 2015.
  Interest-earning assets averaged $43.5 billion in the current first quarter, a $112.8 million decrease from the average balance in the trailing three-month period. The decrease was the net effect of a $175.6 million rise in the average balance of loans to $36.0 billion, and a $288.4 million decrease in the average balance of securities and money market investments to $7.5 billion. Notwithstanding the decrease in the average balance of interest-earning assets, the average yield rose eight basis points linked-quarter, as the average yields on loans and on securities and money market investments rose six and 14 basis points, respectively, to 4.06% and 3.43%. The decline in the average balance of interest-earning assets was not unexpected, given the steps taken by management to limit asset growth in the quarter; the increase in the average yield was primarily due to the aforementioned rise in prepayment penalty income, in addition to yield maintenance fees received on securities that prepaid in the first three months of this year.
  Interest-bearing liabilities averaged $40.2 billion in the current first quarter, down $108.1 million from the average balance in the fourth quarter of 2014. The decrease was the net effect of a $108.8 million decline in the average balance of interest-bearing deposits to $26.0 billion and a nominal increase in the average balance of borrowed funds to $14.2 billion. The average cost of funds was 1.37% in both the current first and trailing quarters, as the average cost of interest-bearing deposits rose a single basis point to 0.63% linked-quarter, and the average cost of borrowed funds declined by a like amount to 2.72%. The modest increase in the cost of interest-bearing deposits also was not unexpected, given management’s focus on increasing core deposits and the related increase in interest rates paid on such accounts.

The following factors contributed to the year-over-year increase in net interest income and the modest decline in net interest margin:

  Prepayment penalty income rose $9.8 million year-over-year and contributed nine basis points more to the current first-quarter margin than it contributed to the margin in the first quarter of last year.
  Average interest-earning assets rose $2.0 billion year-over-year, as a $2.9 billion increase in the average loan balance more than offset the impact of a $976.6 million decline in the average balance of securities and money market investments. The benefit of the increase in the average balance of interest-earning assets exceeded the impact of a five-basis point reduction in the average yield on such assets, as the benefit of a 14-basis point rise in the average yield on securities and money market investments was partially offset by the impact of a 13-basis point decline in the average yield on loans.

  Average interest-bearing liabilities rose $1.6 billion year-over-year, as the average balance of interest-bearing deposits rose $2.4 billion, and the average balance of borrowed funds fell $803.3 million. The impact of the increase in the average balance of interest-bearing liabilities was somewhat tempered by the benefit of a one-basis point decline in the average cost of funds. While the average cost of interest-bearing deposits and borrowed funds rose five and ten basis points, respectively, from the year-earlier level, the average cost of interest-bearing liabilities was favorably impacted by declines in the average balances of CDs and borrowed funds.

(Recovery of) Provision for Loan Losses

(Recovery of) Losses on Non-Covered Loans

Reflecting management’s assessment of the adequacy of the allowance for losses on non-covered loans, the quarter’s net recoveries, and the linked-quarter decline in the non-covered loan balance, the Company recovered $870,000 from the allowance for non-covered loan losses in the first quarter of 2015. In the trailing and year-earlier quarters, no provision or recovery was recorded for losses on non-covered loans.

Provision for (Recovery of) Losses on Covered Loans

Reflecting a modest decrease in the cash flows expected from certain pools of acquired loans covered by FDIC loss-sharing agreements, the Company recorded an $877,000 provision for covered loan losses in the first three months of 2015. In the trailing and year-earlier quarters, the Company recovered $200,000 and $14.6 million, respectively, from the allowance on covered loan losses, reflecting an increase in expected cash flows from the covered loan portfolio. The provision recorded in the current first quarter was partly offset by FDIC indemnification income of $702,000, while the recoveries in the trailing and year-earlier quarters were partly offset by FDIC indemnification expense of $160,000 and $11.7 million, respectively. The FDIC indemnification income and expense were recorded in non-interest income in the respective periods, as discussed below.

Non-Interest Income

Non-interest income totaled $52.2 million in the current first quarter, a linked-quarter decrease of $18.2 million and a year-over-year increase of $15.0 million. In the fourth quarter of 2014, non-interest income included the recovery of $17.3 million on a security that had been written off in 2009. No comparable recovery was recorded in the current first quarter or the year-earlier three months. In the first quarter of 2014, non-interest income included a $3.9 million gain on the sale of Class B Visa shares; no comparable gain was recorded in the three months ended March 31, 2015 or December 31, 2014.

In addition to the recovery in the trailing quarter, the linked-quarter decrease in non-interest income largely reflects a decline in net securities gains. Net securities gains totaled $211,000 in the current first quarter and $8.7 million in the trailing three months. The impact of this linked-quarter decline was only somewhat tempered by the following factors: a $4.9 million increase in gains on the sale of loans to $5.9 million (recorded in “other” income); the $862,000 difference between the FDIC indemnification income recorded in the current first quarter and the FDIC indemnification expense recorded in the fourth quarter of last year; and a $2.0 million increase in mortgage banking income to $18.4 million, as income from originations rose $6.8 million to $15.5 million, and servicing income fell $4.8 million to $2.9 million.

The year-over-year increase in non-interest income was attributable to the same factors that tempered the linked-quarter decline: Mortgage banking income rose $3.8 million in the current first quarter, as income from originations rose $11.7 million and exceeded the impact of a $7.9 million decline in servicing income to the level noted above. In addition, the Company recorded FDIC indemnification income of $702,000 in the current first quarter, in contrast to FDIC indemnification expense of $11.7 million in the year-earlier three months. Furthermore, other non-interest income rose $7.9 million year-over-year to $17.8 million, primarily reflecting the aforementioned gains on the sale of loans. The benefit of these increases was tempered by the impact of a $4.7 million decline in net securities gains.

Non-Interest Expense

Non-interest expense totaled $156.8 million in the current first quarter, reflecting a linked-quarter increase of $8.7 million and a year-over-year increase of $10.5 million. Operating expenses accounted for $155.3 million of non-interest expense in the current first quarter, reflecting increases of $9.0 million and $11.3 million, respectively, over the corresponding periods.

While occupancy and equipment expense and general and administrative expense were relatively stable, compensation and benefits expense rose $9.0 million sequentially and $11.5 million year-over-year, to $87.2 million, in the three months ended March 31, 2015. Both increases include a $1.7 million increase in pension expense and $4.0 million of severance expenses; in addition, the linked-quarter increase reflects a $3.6 million increase in payroll taxes, while the year-over-year increase also reflects the impact of normal salary increases.

Income Tax Expense

Income tax expense fell $6.2 million sequentially and $5.5 million year-over-year to $68.9 million in the three months ended March 31, 2015. The respective declines were due, in part, to a drop in pre-tax income, which fell $18.1 million and $1.5 million, respectively, to $188.2 million in the first quarter of this year. Meanwhile, the effective tax rate was 36.62% in the current first quarter, as compared to 36.39% and 39.24%, respectively, in the trailing and year-earlier three months. In the first quarter of 2014, the level of income tax expense was increased by a one-time charge of $4.5 million in connection with the enactment of new tax laws by the State of New York.

About New York Community Bancorp, Inc.

One of the largest U.S. bank holding companies, with assets of $48.3 billion, New York Community Bancorp, Inc. is a leading producer of multi-family loans on rent-regulated buildings in New York City and the parent of New York Community Bank and New York Commercial Bank. With deposits of $28.9 billion and 272 branches in Metro New York, New Jersey, Florida, Ohio, and Arizona, the Company also ranks among the largest depositories in the United States.

Reflecting its growth through a series of acquisitions, the Community Bank operates through seven local divisions, each with a history of service and strength: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, and Roosevelt Savings Bank in New York; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona. Similarly, New York Commercial Bank operates 18 of its 30 New York-based branches under the divisional name Atlantic Bank. Additional information about the Company and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.

Post-Earnings Release Conference Call

As previously announced, the Company will host a conference call on Wednesday, April 29, 2015, at 8:30 a.m. (Eastern Daylight Time) to discuss its first quarter 2015 performance and strategies. The conference call may be accessed by dialing (866) 952-1906 (for domestic calls) or (785) 424-1825 (for international calls) and providing the following access code: 1Q15NYCB. A replay will be available approximately two hours following completion of the call through midnight on May 3rd, and may be accessed by calling (800) 374-0934 (domestic) or (402) 220-0680 (international) and providing the same access code. In addition, the conference call will be webcast at ir.myNYCB.com, and archived through 5:00 p.m. on May 27, 2015.

Forward-Looking Statements

This earnings release and the associated conference call may include forward‐looking statements by the Company and our authorized officers pertaining to such matters as our goals, intentions, and expectations regarding revenues, earnings, loan production, asset quality, capital levels, and acquisitions, among other matters; our estimates of future costs and benefits of the actions we may take; our assessments of probable losses on loans; our assessments of interest rate and other market risks; and our ability to achieve our financial and other strategic goals.

Forward‐looking statements are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time. Additionally, forward‐looking statements speak only as of the date they are made; the Company does not assume any duty, and does not undertake, to update our forward‐looking statements. Furthermore, because forward‐looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those anticipated in our statements, and our future performance could differ materially from our historical results.

Our forward‐looking statements are subject to the following principal risks and uncertainties: general economic conditions and trends, either nationally or locally; conditions in the securities markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non‐financial institutions; our ability to retain key members of management; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations, and our ability to realize related revenue synergies and cost savings within expected time frames; changes in legislation, regulations, and policies; and a variety of other matters which, by their nature, are subject to significant uncertainties and/or are beyond our control.

Greater detail regarding some of these factors is provided in the Risk Factors section of our Form 10‐K for the year ended December 31, 2014 and in other SEC reports we file. Our forward‐looking statements may also be subject to other risks and uncertainties, including those we may discuss in this news release, on our conference call, during investor presentations, or in our SEC filings, which are accessible on our website and at the SEC’s website, www.sec.gov.

Footnotes to the Text

(1)	Cash earnings and the related profitability measures are non-GAAP financial measures. Please see the reconciliations of our GAAP earnings and non-GAAP (cash) earnings on page 10 of this release.
(2)	Tangible assets and tangible stockholders’ equity are non-GAAP financial measures. Please see the reconciliations of our GAAP and non-GAAP financial measures on page 11 of this release.
(3)	We calculate our efficiency ratio by dividing our operating expenses by the sum of our net interest income and non-interest income.

- Financial Statements and Highlights Follow ‐

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF CONDITION
(in thousands, except share data)

	March 31,	December 31,
	2015	2014
	(unaudited)
Assets
Cash and cash equivalents	$582,558	$564,150
Securities:
Available-for-sale	175,710	173,783
Held-to-maturity	6,784,883	6,922,667
Total securities	6,960,593	7,096,450
Loans held for sale	351,467	379,399
Non-covered mortgage loans held for investment:
Multi-family	23,467,737	23,849,038
Commercial real estate	7,825,643	7,637,061
One-to-four family	105,054	138,915
Acquisition, development, and construction	308,114	257,850
Total non-covered mortgage loans held for investment	31,706,548	31,882,864
Non-covered other loans held for investment	1,305,810	1,142,092
Total non-covered loans held for investment	33,012,358	33,024,956
Less: Allowance for losses on non-covered loans	(142,168)	(139,857)
Non-covered loans held for investment, net	32,870,190	32,885,099
Covered loans	2,341,428	2,428,622
Less: Allowance for losses on covered loans	(43,942)	(45,481)
Covered loans, net	2,297,486	2,383,141
Total loans, net	35,519,143	35,647,639
Federal Home Loan Bank stock, at cost	464,942	515,327
Premises and equipment, net	322,039	319,002
FDIC loss share receivable	378,577	397,811
Goodwill	2,436,131	2,436,131
Core deposit intangibles, net	6,359	7,943
Other assets (includes $31,015 and $32,048, respectively, of other real estate owned
covered by loss sharing agreements)	1,581,373	1,574,764
Total assets	$48,251,715	$48,559,217

Liabilities and Stockholders’ Equity
Deposits:
NOW and money market accounts	$12,629,459	$12,549,600
Savings accounts	7,698,404	7,051,622
Certificates of deposit	5,848,389	6,420,598
Non-interest-bearing accounts	2,755,135	2,306,914
Total deposits	28,931,387	28,328,734
Borrowed funds:
Wholesale borrowings	12,905,987	13,868,132
Junior subordinated debentures	358,415	358,355
Total borrowed funds	13,264,402	14,226,487
Other liabilities	261,129	222,181
Total liabilities	42,456,918	42,777,402
Stockholders’ equity:
Preferred stock at par $0.01 (5,000,000 shares authorized; none issued)	--	--
Common stock at par $0.01 (600,000,000 shares authorized; 444,278,206 and 442,659,460
shares issued; and 444,277,802 and 442,587,190 shares outstanding, respectively)	4,443	4,427
Paid-in capital in excess of par	5,370,090	5,369,623
Retained earnings	472,977	464,569
Treasury stock, at cost (404 and 72,270 shares, respectively)	(7)	(1,118)
Accumulated other comprehensive loss, net of tax:
Net unrealized gain on securities available for sale, net of tax	4,705	2,990
Net unrealized loss on the non-credit portion of other-than-temporary impairment losses,
net of tax	(5,370)	(5,387)
Pension and post-retirement obligations, net of tax	(52,041)	(53,289)
Total accumulated other comprehensive loss, net of tax	(52,706)	(55,686)
Total stockholders’ equity	5,794,797	5,781,815
Total liabilities and stockholders’ equity	$48,251,715	$48,559,217

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2015	2014	2014
Interest Income:
Mortgage and other loans	$364,504	$358,298	$345,530
Securities and money market investments	64,409	64,505	69,781
Total interest income	428,913	422,803	415,311

Interest Expense:
NOW and money market accounts	11,052	11,109	8,396
Savings accounts	12,333	11,254	6,473
Certificates of deposit	17,116	18,657	19,060
Borrowed funds	95,644	98,101	97,232
Total interest expense	136,145	139,121	131,161
Net interest income	292,768	283,682	284,150
(Recovery of) losses on
non-covered loans	(870)	--	--
Provision for (recovery of) losses on
covered loans	877	(200)	(14,630)
Net interest income after (recoveries
of) provisions for loan losses	292,761	283,882	298,780

Non-Interest Income:
Mortgage banking income	18,406	16,446	14,610
Fee income	8,394	9,073	8,894
Bank-owned life insurance	6,704	6,620	6,829
Net gain on sales of securities	211	8,712	4,873
FDIC indemnification income (expense)	702	(160)	(11,704)
Gain on Visa shares sold	--	--	3,856
Other income	17,817	29,788	9,877
Total non-interest income	52,234	70,479	37,235

Non-Interest Expense:
Operating expenses:
Compensation and benefits	87,209	78,232	75,740
Occupancy and equipment	25,299	25,019	25,998
General and administrative	42,744	42,987	42,264
Total operating expenses	155,252	146,238	144,002
Amortization of core deposit intangibles	1,584	1,873	2,323
Total non-interest expense	156,836	148,111	146,325
Income before income taxes	188,159	206,250	189,690
Income tax expense	68,900	75,053	74,436
Net Income	$119,259	$131,197	$115,254

Basic earnings per share	$0.27	$0.30	$0.26
Diluted earnings per share	$0.27	$0.30	$0.26

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATIONS OF GAAP EARNINGS AND NON-GAAP EARNINGS (CASH EARNINGS)
(unaudited)

Although cash earnings are not a measure of performance calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), we believe that they are important because of their contribution to tangible stockholders’ equity. (Please see the discussion and reconciliations of stockholders’ equity and tangible stockholders’ equity that appear under “Reconciliations of GAAP and Non-GAAP Financial Measures” on page 11 of this release.)

We calculate cash earnings by adding back to GAAP earnings certain items that have been charged against them but that are added to, rather than subtracted from, tangible stockholders’ equity. For this reason, we believe that cash earnings, although non-GAAP, are useful to investors seeking to evaluate our financial performance and to compare our performance with that of other companies in the banking industry that also report cash earnings.

Cash earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data calculated in accordance with GAAP. Moreover, the manner in which we calculate cash earnings may differ from that of other companies reporting non-GAAP measures with similar names.

Reconciliations of our GAAP and cash earnings for the three months ended March 31, 2015, December 31, 2014, and March 31, 2014, follow:

(in thousands, except per share data)	For the Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
GAAP Earnings	$119,259	$131,197	$115,254
Additional contributions to tangible stockholders’ equity: (1)
Amortization and appreciation of shares held in stock-related
benefit plans	7,165	6,734	6,664
Associated tax effects	996	656	1,496
Amortization of core deposit intangibles	1,584	1,873	2,323
Total additional contributions to tangible stockholders’ equity (1)	9,745	9,263	10,483
Cash earnings	$129,004	$140,460	$125,737

Diluted GAAP Earnings per Share	$0.27	$0.30	$0.26
Add back:
Amortization and appreciation of shares held in stock-related
benefit plans	0.02	0.02	0.02
Associated tax effects	--	--	--
Amortization of core deposit intangibles	--	--	0.01
Total additions	0.02	0.02	0.03
Diluted cash earnings per share	$0.29	$0.32	$0.29

Cash Earnings Data:
Cash return on average assets	1.06%	1.15%	1.07%
Cash return on average tangible assets (1)	1.11	1.21	1.13
Cash return on average stockholders’ equity	8.89	9.69	8.77
Cash return on average tangible stockholders’ equity (1)	15.36	16.76	15.33
Cash efficiency ratio (2)	42.92	39.39	42.73

(1)	Tangible assets and tangible stockholders’ equity are non-GAAP financial measures. Please see the reconciliations of our GAAP and non-GAAP financial measures on page 11 of this release.
(2)	We calculate our cash efficiency ratio by excluding the amortization and appreciation of shares held in our stock-related benefit plans from our operating expenses and dividing the resultant amount by the sum of our net interest income and non-interest income.

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATIONS OF GAAP AND NON-GAAP FINANCIAL MEASURES
(unaudited)

Although tangible stockholders’ equity, adjusted tangible stockholders’ equity, tangible assets, and adjusted tangible assets are not calculated in accordance with GAAP, management uses these non-GAAP financial measures in their analysis of our performance. We believe that these non-GAAP financial measures are an important indication of our ability to grow both organically and through business combinations, and, with respect to tangible stockholders’ equity and adjusted tangible stockholders’ equity, our ability to pay dividends and engage in various capital management strategies.

Tangible stockholders’ equity, adjusted tangible stockholders’ equity, tangible assets, adjusted tangible assets, and the related non-GAAP financial measures should not be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which we calculate these non-GAAP financial measures may differ from that of other companies reporting non-GAAP measures with similar names.

Reconciliations of our stockholders’ equity, tangible stockholders’ equity, and adjusted tangible stockholders’ equity; total assets, tangible assets, and adjusted tangible assets; and the related measures at or for the three months ended March 31, 2015, December 31, 2014, and March 31, 2014, follow:

	At or for the
	Three Months Ended
	March 31,	December 31,	March 31,
(in thousands)	2015	2014	2014
Total Stockholders’ Equity	$5,794,797	$5,781,815	$5,742,652
Less: Goodwill	(2,436,131)	(2,436,131)	(2,436,131)
Core deposit intangibles	(6,359)	(7,943)	(13,918)
Tangible stockholders’ equity	$3,352,307	$3,337,741	$3,292,603

Total Assets	$48,251,715	$48,559,217	$47,567,470
Less: Goodwill	(2,436,131)	(2,436,131)	(2,436,131)
Core deposit intangibles	(6,359)	(7,943)	(13,918)
Tangible assets	$45,809,225	$46,115,143	$45,117,421

Tangible Stockholders’ Equity	$3,352,307	$3,337,741	$3,292,603
Add back: Accumulated other comprehensive loss,
net of tax	52,706	55,686	35,125
Adjusted tangible stockholders’ equity	$3,405,013	$3,393,427	$3,327,728

Tangible Assets	$45,809,225	$46,115,143	$45,117,421
Add back: Accumulated other comprehensive loss,
net of tax	52,706	55,686	35,125
Adjusted tangible assets	$45,861,931	$46,170,829	$45,152,546

Average Stockholders’ Equity	$5,802,309	$5,798,260	$5,732,105
Less: Average goodwill and core deposit intangibles	(2,443,528)	(2,445,262)	(2,451,571)
Average tangible stockholders’ equity	$3,358,781	$3,352,998	$3,280,534

Average Assets	$48,769,552	$48,870,512	$46,872,770
Less: Average goodwill and core deposit intangibles	(2,443,528)	(2,445,262)	(2,451,571)
Average tangible assets	$46,326,024	$46,425,250	$44,421,199

Net Income	$119,259	$131,197	$115,254
Add back: Amortization of core deposit intangibles,
net of tax	950	1,124	1,394
Adjusted net income	$120,209	$132,321	$116,648

NEW YORK COMMUNITY BANCORP, INC.
NET INTEREST INCOME ANALYSIS
(dollars in thousands)
(unaudited)

For the Three Months Ended
March 31, 2015	December 31, 2014
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$35,960,395	$364,504	4.06%	$35,784,839	$358,298	4.00%
Securities and money market investments	7,542,579	64,409	3.43	7,830,979	64,505	3.29
Total interest-earning assets	43,502,974	428,913	3.95	43,615,818	422,803	3.87
Non-interest-earning assets	5,266,578	5,254,694
Total assets	$48,769,552	$48,870,512
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$12,366,830	$11,052	0.36%	$12,478,182	$11,109	0.35%
Savings accounts	7,528,983	12,333	0.66	7,100,938	11,254	0.63
Certificates of deposit	6,085,108	17,116	1.14	6,510,626	18,657	1.14
Total interest-bearing deposits	25,980,921	40,501	0.63	26,089,746	41,020	0.62
Borrowed funds	14,245,073	95,644	2.72	14,244,337	98,101	2.73
Total interest-bearing liabilities	40,225,994	136,145	1.37	40,334,083	139,121	1.37
Non-interest-bearing deposits	2,510,976	2,545,450
Other liabilities	230,273	192,719
Total liabilities	42,967,243	43,072,252
Stockholders’ equity	5,802,309	5,798,260
Total liabilities and stockholders’ equity	$48,769,552	$48,870,512
Net interest income/interest rate spread	$292,768	2.58%	$283,682	2.50%
Net interest margin	2.68%	2.61%
Ratio of interest-earning assets to interest-
bearing liabilities	1.08	x	1.08	x

Core deposits (1)	$22,406,789	$23,385	0.42%	$22,124,570	$22,363	0.40%

(1)	Refers to all deposits other than certificates of deposit.

NEW YORK COMMUNITY BANCORP, INC.
NET INTEREST INCOME ANALYSIS
(dollars in thousands)
(unaudited)

For the Three Months Ended March 31,
2015	2014
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$35,960,395	$364,504	4.06%	$33,011,094	$345,530	4.19%
Securities and money market investments	7,542,579	64,409	3.43	8,519,165	69,781	3.29
Total interest-earning assets	43,502,974	428,913	3.95	41,530,259	415,311	4.00
Non-interest-earning assets	5,266,578	5,342,511
Total assets	$48,769,552	$46,872,770
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$12,366,830	$11,052	0.36%	$10,609,142	$8,396	0.32%
Savings accounts	7,528,983	12,333	0.66	5,907,399	6,473	0.44
Certificates of deposit	6,085,108	17,116	1.14	7,023,958	19,060	1.10
Total interest-bearing deposits	25,980,921	40,501	0.63	23,540,499	33,929	0.58
Borrowed funds	14,245,073	95,644	2.72	15,048,416	97,232	2.62
Total interest-bearing liabilities	40,225,994	136,145	1.37	38,588,915	131,161	1.38
Non-interest-bearing deposits	2,510,976	2,341,013
Other liabilities	230,273	210,737
Total liabilities	42,967,243	41,140,665
Stockholders’ equity	5,802,309	5,732,105
Total liabilities and stockholders’ equity	$48,769,552	$46,872,770
Net interest income/interest rate spread	$292,768	2.58%	$284,150	2.62%
Net interest margin	2.68%	2.72%
Ratio of interest-earning assets to interest-
bearing liabilities	1.08	x	1.08	x

Core deposits (1)	$22,406,789	$23,385	0.42%	$18,857,554	$14,869	0.32%

(1)	Refers to all deposits other than certificates of deposit.

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(dollars in thousands, except share and per share data)
(unaudited)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2015	2014	2014
GAAP EARNINGS DATA:
Net income	$119,259	$131,197	$115,254
Basic earnings per share	0.27	0.30	0.26
Diluted earnings per share	0.27	0.30	0.26
Return on average assets	0.98%	1.07%	0.98%
Return on average tangible assets (1)	1.04	1.14	1.05
Return on average stockholders’ equity	8.22	9.05	8.04
Return on average tangible stockholders’ equity (1)	14.32	15.79	14.22
Efficiency ratio (2)	45.00	41.29	44.81
Operating expenses to average assets	1.27	1.20	1.23
Interest rate spread	2.58	2.50	2.62
Net interest margin	2.68	2.61	2.72
Effective tax rate	36.62	36.39	39.24
Shares used for basic EPS computation	441,990,338	441,091,905	440,570,598
Shares used for diluted EPS computation	441,990,338	441,091,905	440,570,598

(1)	Tangible assets and tangible stockholders’ equity are non-GAAP financial measures. Please see the reconciliations of our GAAP and non-GAAP financial measures on page 11 of this release.
(2)	We calculate our efficiency ratio by dividing our operating expenses by the sum of our net interest income and non-interest income.

	March 31, 2015	December 31, 2014	March 31, 2014
CAPITAL MEASURES:
Book value per share	$13.04	$13.06	$12.97
Tangible book value per share (1)	7.55	7.54	7.44
Stockholders’ equity to total assets	12.01%	11.91%	12.07%
Tangible stockholders’ equity to tangible assets (1)	7.32	7.24	7.30
Tangible stockholders’ equity to tangible assets excluding
accumulated other comprehensive loss, net of tax (1)	7.42	7.35	7.37

(1)	Tangible assets and tangible stockholders’ equity are non-GAAP financial measures. Please see the reconciliations of our GAAP and non-GAAP financial measures on page 11 of this release.

	March 31, 2015	December 31, 2014		March 31, 2014
REGULATORY CAPITAL RATIOS: (1)
New York Community Bank
Common equity tier 1 capital ratio	11.73%	NA	%	NA	%
Leverage capital ratio	7.83	7.73		7.79
Tier 1 risk-based capital ratio	11.73	12.02		11.98
Total risk-based capital ratio	12.35	12.66		12.65
New York Commercial Bank
Common equity tier 1 capital ratio	11.87%	NA	%	NA	%
Leverage capital ratio	9.01	9.25		10.82
Tier 1 risk-based capital ratio	11.87	12.08		14.69
Total risk-based capital ratio	12.28	12.47		15.12

(1)	At March 31, 2015, the minimum regulatory requirements for classification as a well capitalized institution were a common equity tier 1 capital ratio of 6.50%; a leverage capital ratio of 5.00%; a Tier 1 risk-based capital ratio of 8.00%; and a total risk-based capital ratio of 10.00%.

CONTACT:
New York Community Bancorp, Inc.
Investors:
Ilene A. Angarola, (516) 683-4420
or
Media:
Kelly Maude Leung, (516) 683-4032